Exhibit 99.2

C o n s o l i d a t e d F i n a n c i a l S t a t e m e n t s AmCOMP INCOROPORATED AND SUBSIDIARIES September 30, 2008

AmCOMP INCORPORATED

INDEX

Financial Statements	3
Notes to Unaudited Financial Statements	7

AmCOMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Investments:
Fixed maturity securities available-for-sale at fair value (amortized cost of $332,268 in 2008 and $327,656 in 2007)	$327,239	$329,847
Fixed maturity securities held-to-maturity at amortized cost (fair value of $99,144 in 2008 and $94,414 in 2007)	98,675	93,661
Total investments	425,914	423,508
Cash and cash equivalents	15,928	30,691
Accrued investment income	4,401	4,721
Premiums receivable – net	80,729	88,486
Assumed reinsurance premiums receivable	1,723	1,809
Reinsurance recoverable:
On paid losses and loss adjustment expenses	1,851	1,454
On unpaid losses and loss adjustment expenses	61,875	66,353
Prepaid reinsurance premiums	735	1,215
Deferred policy acquisition costs	18,768	19,116
Property and equipment – net	2,518	3,352
Income taxes recoverable	4,573	962
Deferred income taxes – net	22,245	19,889
Goodwill	1,260	1,260
Other assets	5,985	6,347
Total assets	$648,505	$669,163

Liabilities and stockholders’ equity
Liabilities
Policy reserves and policyholders’ funds:
Unpaid losses and loss adjustment expenses	$309,737	$324,224
Unearned and advance premiums	97,255	102,672
Policyholder retention dividends payable	17,272	10,276
Total policy reserves and policyholders’ funds	424,264	437,172
Reinsurance payable	326	622
Accounts payable and accrued expenses	28,542	30,868
Notes payable	35,124	36,464
Income tax payable	–	1,441
Other liabilities	4,029	4,419
Total liabilities	492,285	510,986

Stockholders’ equity
Common stock (par value $.01; 45,000 authorized shares; 15,922 in 2008 and 2007 issued; 15,295 in 2008 and 15,290 in 2007 outstanding)	159	159
Additional paid-in capital	76,003	75,392
Retained earnings	88,833	86,826
Accumulated other comprehensive income (net of deferred taxes of $1,839 in 2008 and ($799) in 2007)	(3,190)	1,392
Treasury stock (626 shares in 2008 and 631 in 2007)	(5,585)	(5,592)
Total stockholders’ equity	156,220	158,177
Total liabilities and stockholders’ equity	$648,505	$669,163

See notes to consolidated financial statements.

   AmCOMP INCORPORATED AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenue:
Net premiums earned	$48,219	$58,064	$148,877	$172,701
Net investment income	4,947	5,097	15,324	14,900
Net realized investment gains (losses)	4	(255)	(176)	(467)
Other income	25	55	60	103
Total revenue	53,195	62,961	164,085	187,237

Expenses:
Losses and loss adjustment expenses	31,113	31,793	89,875	92,899
Dividends to policyholders	9,845	49	14,069	8,647
Underwriting and acquisition expenses	19,214	19,369	55,835	57,415
Interest expense	972	922	2,427	2,777
Total expenses	61,144	52,133	162,206	161,738

(Loss) Income before income taxes	(7,949)	10,828	1,879	25,499
Income tax (benefit) expense	(3,408)	3,952	(128)	9,076

Net (loss) income	$(4,541)	$6,876	$2,007	$16,423

(Loss) Earnings per common share – basic	$(0.30)	$0.44	$0.13	$1.04

(Loss) Earnings per common share – diluted	$(0.30)	$0.44	$0.13	$1.04

See notes to consolidated financial statements.

AmCOMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(2008 Unaudited, amounts in thousands)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity

BALANCE AT DECEMBER 31, 2006	$158	$73,952	$(199)	$67,990	$(2,613)	$139,288

Net income	–	–	–	18,836	–	18,836

Unrealized gain on investments (net of tax expense of $2,356)	–	–	–	–	4,005	4,005

Comprehensive income	–	–	–	–	–	22,841

Stock option compensation expense	–	702	–	–	–	702

Stock option exercise	1	723	88	–	–	812

Tax benefit on stock options	–	15	–	–	–	15

Purchase of treasury stock (560 shares)	–	–	(5,481)	–	–	(5,481)

BALANCE AT DECEMBER 31, 2007	159	75,392	(5,592)	86,826	1,392	158,177

Net income	–	–	–	2,007	–	2,007

Unrealized loss on investments (net of tax benefit of $2,638)	–	–	–	–	(4,582)	(4,582)

Comprehensive loss	–	–	–	–	–	(2,575)

Stock option compensation expense	–	569	–	–	–	569

Stock option exercise	–	40	7	–	–	47

Tax benefit on stock options	–	2	–	–	–	2

BALANCE AT SEPTEMBER 30, 2008	$159	$76,003	$(5,585)	$88,833	$(3,190)	$156,220

See notes to consolidated financial statements.

AmCOMP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2008	September 30, 2007

Operating Activities:
Net income	$2,007	$16,423
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,280	1,201
Amortization of investment premiums/discounts	1,250	1,252
Excess tax benefits from stock option exercise	(5)	(12)
Stock option expense	569	543
Provision for deferred income taxes	282	(669)
Net realized losses on investments	176	467
Loss on sale of property and equipment	12	16
Policy acquisition costs deferred	(29,098)	(33,755)
Policy acquisition costs amortized	29,446	33,261
Change in operating assets and liabilities:
Accrued investment income	320	490
Premiums receivable	7,757	7,579
Reinsurance balances	4,351	5,554
Other assets	362	240
Unpaid losses and loss adjustment expenses	(14,487)	(11,359)
Unearned and advance premiums and policyholder deposits	(5,417)	(1,789)
Policyholder retention dividends payable	6,996	1,528
Accounts payable and accrued expenses	(2,326)	(6,515)
Income tax recoverable/payable	(5,050)	4,625
Other liabilities	(156)	(1,698)
Net cash (used in) provided by operating activities	(1,731)	17,382

Investing Activities:
Securities available-for-sale:
Purchases	(85,247)	(76,683)
Sales and maturities	79,234	68,245
Securities held-to-maturity:
Purchases	(17,986)	(23,934)
Redemptions and maturities	12,947	10,235
Purchases of property and equipment	(525)	(1,026)
Sale of property and equipment	76	10
Net cash used in investing activities	(11,501)	(23,153)

Financing Activities:
Purchase of treasury stock	-	(2,234)
Proceeds from stock option exercise	47	98
Excess tax benefits from stock option exercise	5	12
Payment on capital lease	(243)	(139)
Payment of note payable	(1,340)	(1,339)
Net cash used in financing activities	(1,531)	(3,602)

Net decrease in cash and cash equivalents	(14,763)	(9,373)

Cash and Cash Equivalents at Beginning of Year	30,691	15,259

Cash and Cash Equivalents at End of Period	$15,928	$5,886

Supplemental Cash Flow Data:
Cash paid- interest	$2,159	$2,788
Cash paid- income taxes	$4,601	$5,243

See notes to consolidated financial statements.

AmCOMP INCORPORATED AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.             BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“United States”) for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring accruals) considered necessary for a fair presentation have been included. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The unaudited consolidated financial statements include the accounts of AmCOMP Incorporated ("AmCOMP"), AmCOMP Preferred Insurance Company (“AmCOMP Preferred”), Pinnacle Administrative, Inc. (“Pinnacle Administrative”), Pinnacle Benefits, Inc. (“Pinnacle Benefits”), AmCOMP Assurance Corporation (“AmCOMP Assurance”) and AmServ Incorporated (“AmServ”). All intercompany accounts and transactions have been eliminated in consolidation.

Results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

New Accounting Pronouncements —In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This statement addresses how to calculate fair value measurements required or permitted under other accounting pronouncements. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This interpretation was adopted by the Company on January 1, 2008.  FASB Staff Position (FSP)FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.  The delay is intended to allow the Board and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of FAS 157.  The partial adoption of SFAS No. 157 had no impact on our financial position or results of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities to elect to measure many financial instruments and certain other items at fair value.  Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at the initial recognition of the asset or liability or upon a re-measurement event that gives rise to the new basis of accounting. All subsequent changes in fair value for that instrument are reported in earnings.  SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be recorded at fair value nor does it eliminate disclosure requirements included in other accounting standards.  This interpretation was adopted by the Company on January 1, 2008. We have elected not to implement the fair value option with respect to any existing assets or liabilities; therefore, the adoption of SFAS No. 159 had no impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree and recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.   SFAS No. 141(R) also sets forth the disclosures required to be made in the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, SFAS No. 141(R) will be applied by the Company to business combinations occurring on or after January 1, 2009.

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement shall be effective 60 days following the Security and Exchange Commission’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe the adoption will have a material impact on its financial condition or results of operations.

On October 10, 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statement have not been issued. We adopted FSP FAS 157-3 for the period ended September 30, 2008 and the adoption did not have any significant impact on our consolidated statements of financial position, consolidated statements of operations, and our disclosures.

2.             STOCK OPTIONS

In accordance with SFAS No. 123R, Accounting for Stock-Based Compensation (“SFAS 123R”), the Company expenses all outstanding employee stock options over the vesting period based on the fair value of the options at the date they were granted.  Additionally, SFAS No. 123R requires the estimation of forfeitures in calculating the expense related to stock-based compensation.  The Company recognized approximately $0.2 million of stock option compensation expense for the three months ended September 30, 2008 and 2007, and approximately $0.6 million and $0.5 million for the nine months ended September 30, 2008 and 2007, respectively.  The related tax benefit was less than $0.1 million in the three and nine months ended September 30, 2008. As of September 30, 2008, total unrecognized compensation expense related to non-vested stock options was approximately $0.7 million.  This cost is expected to be recognized over the weighted average period of 1.3 years.

A summary of the Company’s stock option activity for the three and nine months ended September 30, 2008 and September 30, 2007 is as follows:

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007		Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
	Employees, Directors and Executives		Employees, Directors and Executives		Employees, Directors and Executives		Employees, Directors and Executives
	Average Exercise Price	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price	Number of Shares
Outstanding–beginning balance	$ 9.16	844,310	$ 9.37	1,011,059	$ 9.43	906,422	$ 10.08	1,221,558
Granted	–	–	–	–	9.35	5,648	10.66	54,737
Exercised	9.00	(1,091)	–	–	9.00	(5,281)	8.98	(10,914)
Forfeited	9.00	(1,092)	9.19	(12,807)	9.00	(2,404)	9.05	(47,191)
Expired	–	–	9.00	(381)	13.14	(62,258)	13.70	(220,319)
Outstanding–ending balance	$ 9.16	842,127	$ 9.37	997,871	$ 9.16	842,127	$ 9.37	997,871

As of September 30, 2008 and 2007, options to purchase 468,342 shares and 386,793 shares, respectively, were exercisable.  The weighted average remaining contractual life of the exercisable options was 2.2 years and 2.1 years as of September 30, 2008 and 2007, respectively.  The per-share weighted average grant date fair value of options granted in the nine months ended September 30, 2008 and 2007 was $2.56 and $3.78, respectively. The fair value of stock options granted was estimated on the dates of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used to perform the calculations for the nine months ended September 30, 2008: zero expected dividend yield, 3.26% risk-free interest rate, 5 year expected life, and 25.0% volatility.  For the nine months ended September 30, 2007, the following weighted average assumptions were used: zero expected dividend yield, 4.63% risk-free interest rate, 5 year expected life, and 30.3% volatility.  The expected life was based on historical exercise behavior and the contractual life of the options.  Due to unavailability of historical company information, volatility was based on average volatilities of similar entities for the appropriate period.  Forfeitures were estimated at 20% for board members, 5% for executives and 10% for all remaining employees.  The weighted-average grant date fair value of options vesting during the nine months ending September 30, 2008 and 2007 was $3.02 and $2.84, respectively.  As of September 30, 2008 the aggregate intrinsic value of options outstanding and options exercisable was approximately $1.9 million and $1.1 million, respectively.  The total aggregate intrinsic value of options exercised during the nine months ending September 30, 2008 and 2007 was less than $0.1 million.

Summary information for option awards expected to vest is as follows:

	Options Outstanding
Range of Exercise Prices	Number Outstanding at September 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
$ 0.00 – $ 9.99	745,515	2.28	$ 9.02	$ 1,751,010
10.00 – 10.99	70,240	3.13	10.58	55,105
	815,755	2.35	$ 9.15	$ 1,806,115

Summary information for total outstanding option awards is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2008	Weighted Average Exercise Price
$ 0.00 – $ 9.99	768,591	2.29	$ 9.02	444,559	$ 9.03
10.00 – 10.99	73,536	3.13	10.59	23,783	10.55
	842,127	2.36	$ 9.16	468,342	$ 9.11

In the event that currently outstanding options are exercised, the Company intends to first issue treasury shares to the extent available, or new shares as necessary.

 3.             ASSESSMENTS

Guaranty Fund Assessments— Most states have guaranty fund laws under which insurers doing business in the state are required to fund policyholder liabilities of insolvent insurance companies.  Generally, assessments are levied by guaranty associations within the state, up to prescribed limits, on all insurers doing business in that state on the basis of the proportionate share of the premiums written by insurers doing business in that state in the lines of business in which the impaired, insolvent or failed insurer is engaged.  The Company accrues a liability for estimated assessments as direct premiums are written and defers these costs and recognizes them as an expense as the related premiums are earned.  The Company is continually notified of assessments from various states relating to insolvencies in that particular state; however, the Company estimates the potential future assessment in the absence of an actual assessment.  Guaranty fund assessment expenses were $0.1 million for the three months ended September 30, 2008 and 2007, and $0.7 million and ($0.4) million for the nine months ended September 30, 2008 and 2007, respectively.  The Company has deferred approximately $0.8 million and $1.0 million as of September 30, 2008 and December 31, 2007 related to guaranty fund assessments, which is included in deferred policy acquisition costs.  Additionally, guarantee fund receivable assets of $1.6 million and $1.5 million as of September 30, 2008 and December 31, 2007, respectively, are included in other assets, as they can be used as a credit against future premium taxes owed.  Maximum contributions required by law in any one state in which we offer insurance vary between 0.2% and 2.0% of direct premiums written.

Second Injury Fund Assessments and Recoveries — Many states have laws that established second injury funds to reimburse employers and insurance carriers for workers’ compensation benefits paid to employees who are injured and whose disability is increased by a prior work-related injury.  The source of these funds is an assessment charged to workers’ compensation insurance carriers doing business in such states.  Assessments are based on paid losses or premium surcharge mechanisms.  Several of the states in which we operate maintain second injury funds with material assessments.  The Company accrues a liability for second injury fund assessments as net premiums are written or as losses are incurred based on individual state guidelines, and for premium based assessments, we defer these costs and recognize them as an expense as the related premiums are earned.  Second Injury Fund assessment expense was $0.6 million and $(0.8) million for the three months ended September 30, 2008 and 2007, respectively, and $1.0 million and $2.0 million for the nine months ended September 30, 2008 and 2007, respectively.  The Company has deferred approximately $1.2 million and $1.5 million as of September 30, 2008 and December 31, 2007, respectively, related to second injury fund assessments, which is included in deferred policy acquisition costs.

The Company submits claims to the appropriate state’s second injury fund for recovery of applicable claims paid on behalf of the Company’s insureds.  Because of the uncertainty of the collectability of such amounts, second injury fund recoverables are reported in the accompanying consolidated financial statements when received.  Cash collections from the second injury funds were approximately $0.9 million and $1.7 million in the nine months ended September 30, 2008 and 2007.

The Florida Second Disability Trust Fund (“Florida SDTF”) currently has significant unfunded liabilities.  It is not possible to predict how the Florida SDTF will operate, if at all, in the future after further legislative review.  Changes in the Florida SDTF’s operations could decrease the availability of recoveries from the Florida SDTF, increase Florida SDTF assessments payable by AmCOMP and/or result in the discontinuation of the Florida SDTF and thus could have an adverse effect on AmCOMP’s business, financial condition, and its operations.  Under current law, future assessments are capped at 4.52% of net written premiums, and no recoveries can be made for losses or submitted on claims occurring after January 1, 1998.

Other Assessments— Various other assessments are levied by states in which the Company transacts business, and are primarily based on premiums written or collected in the applicable state.  The total expense related to these assessments was $0.1 million and $0.3 million for the three months ended September 30, 2008 and 2007, respectively, and less then ($0.1) million and $0.7 million for the nine months ended September 30, 2008 and 2007, respectively.  The Company has deferred approximately $0.2 million and $0.3 million as of September 30, 2008 and December 31, 2007, related to these assessments, which are included in deferred policy acquisition costs.

Liabilities for assessments are expected to be paid over the next five years.  Guarantee fund receivable assets are expected to be realized over the next five to ten years.

4.             INVESTMENTS

The Company’s investments in available-for-sale securities and held-to-maturity securities are summarized as follows at September 30, 2008 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available-for-sale securities at September 30, 2008:
U.S. Treasury securities	$ 22,718	$ 1,675	$ –	$ 24,393
Agency	15,098	155	3	15,250
Municipalities	100,280	214	1,334	99,160
Corporate debt securities	134,611	477	6,275	128,813
Mortgage-backed securities	59,561	525	463	59,623
Total fixed maturity securities	$ 332,268	$ 3,046	$ 8,075	$ 327,239

Held-to-maturity securities at September 30, 2008:
Mortgage-backed securities	$ 98,675	$ 791	$ 322	$ 99,144

The amortized cost and estimated fair values of investments in fixed maturity securities, segregated by available-for-sale and held-to-maturity, at September 30, 2008 are summarized by maturity as follows (in thousands):

	Available-for-sale		Held-to-maturity
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
Years to maturity:
One or less	$ 42,581	$ 42,491	$ –	$ –
After one through five	116,590	114,504	–	–
After five through ten	108,570	104,517	–	–
After ten	4,966	6,104	–	–
Mortgage-backed securities	59,561	59,623	98,675	99,144
Total	$ 332,268	$ 327,239	$ 98,675	$ 99,144

The foregoing data is based on the stated maturities of the securities. Actual maturities may differ as borrowers may have the right to call or prepay obligations.

At September 30, 2008 and December 31, 2007, bonds with an amortized cost of $14.2 million and $7.9 million and a fair value of $15.7 million and $9.0 million, respectively, were on deposit with various states’ departments of insurance in accordance with regulatory requirements.  Additionally, as of December 31, 2007, $6.0 million of cash, representing a matured security not yet reinvested, was on deposit with a department of insurance.  At September 30, 2008 and December 31, 2007, bonds with an amortized cost of $6.5 million and a fair value $6.5 million and $6.6 million respectively, were held in a reinsurance trust for the benefit of members of the Orion Insurance Group in accordance with the terms of a reinsurance agreement between the Company and the Orion Companies.

Major categories of the Company’s net investment income for the three and nine months ended September 30, 2008 and 2007 are summarized as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Income:
Fixed maturity securities	$ 5,066	$ 5,176	$ 15,535	$ 15,068
Cash and cash equivalents	89	138	432	486
Investment income	$ 5,155	$ 5,314	$ 15,967	$ 15,554
Investment expenses	(208)	(217)	(643)	(654)
Net investment income	$ 4,947	$ 5,097	$ 15,324	$ 14,900

Proceeds from the sale of available-for-sale fixed maturity securities during the nine months ended September 30, 2008 and 2007 were $14.3 million and $13.7 million, respectively. Gross losses realized on the sales during the nine months ended September 30, 2008 and 2007 were $0.1 million and $0.4 million, respectively.

The Company continuously monitors its portfolio to preserve principal values whenever possible.  An investment in a fixed maturity security is impaired if its fair value falls below its book value.  All securities in an unrealized loss position are reviewed to determine whether the impairment is other-than-temporary.  Factors considered in determining whether an impairment is considered to be other-than-temporary include length of time and the extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the Company’s ability and intent to hold the security until its expected recovery.

      The following table summarizes, for all fixed maturity securities in an unrealized loss position at September 30, 2008 the aggregate fair value and gross unrealized loss by length of time the security has continuously been in an unrealized loss position (in thousands):

		Unrealized	Number of
	Fair Value	Losses	Issues
Less than 12 months:
U.S. Treasury securities	$ –	$ –	–
Agency	2,010	(3)	3
Municipalities	63,144	(1,334)	31
Corporate debt securities	95,070	(4,437)	56
Mortgage-backed securities	59,894	(600)	30
Total	$ 220,118	$ (6,374)	120

Greater than 12 months:
U.S. Treasury securities	$ –	$ –	–
Agency	–	–	–
Municipalities	–	–	–
Corporate debt securities	14,426	(1,838)	10
Mortgage-backed securities	8,445	(185)	7
Total	$ 22,871	$ (2,023)	17

Total fixed maturity securities:
U.S. Treasury securities	$ –	$ –	–
Agency	2,010	(3)	3
Municipalities	63,144	(1,334)	31
Corporate debt securities	109,496	(6,275)	66
Mortgage-backed securities	68,339	(785)	37
Total fixed maturity securities	$ 242,989	$ (8,397)	137

At September 30, 2008, there were no investments in fixed maturity securities with individual material unrealized losses.  One other-than-temporary impairment totaling $0.1 million was recorded on an investment during the nine months ended September 30, 2008.  Substantially all the unrealized losses on the fixed maturity securities are interest rate related.

5.             UNPAID LOSSES AND LAE

The following table provides a reconciliation of the beginning and ending balances for unpaid losses and loss adjustment expenses (“LAE”), reported in the accompanying consolidated balance sheets:

	Nine Months Ended September 30, 2008	Twelve Months Ended December 31, 2007
	(Dollars in thousands)
Unpaid losses and LAE, gross of related reinsurance recoverables, at beginning of period	$324,224	$334,363
Less reinsurance recoverables on unpaid losses and LAE at beginning of period	66,353	72,296
Unpaid losses and LAE, net of related reinsurance recoverables, at beginning of the period	257,871	262,067

Add provision for losses and LAE, net of reinsurance, occurring in:
Current period	108,981	163,070
Prior periods	(19,106)	(36,508)
Incurred losses during the current period, net of reinsurance	89,875	126,562

Deduct payments for losses and LAE, net of reinsurance, occurring in:
Current period	33,255	52,974
Prior periods	66,629	77,784
Payments for losses and LAE during the current period, net of reinsurance	99,884	130,758

Unpaid losses and LAE, net of related reinsurance recoverables, at end of period	247,862	257,871
Reinsurance recoverables on unpaid losses and LAE at end of period	61,875	66,353
Unpaid losses and LAE, gross of related reinsurance recoverables, at end of period	$309,737	$324,224

The Company’s estimate for losses and LAE related to prior years, net of related reinsurance recoverables, decreased during the nine months ended September 30, 2008 and the year ended December 31, 2007 by $19.1 million and $36.5 million, respectively, as a result of actual loss development emerging more favorably than expected. Excluding business assumed from state mandated pools, the redundancy in the nine months ended September 30, 2008 was attributable to prior year reserve decreases in Florida ($8.1 million), Tennessee ($4.6 million), North Carolina ($3.4 million), Georgia ($2.5 million), Illinois ($1.0 million), Virginia ($1.0 million) , and less significant decreases in several other states.  The accident years with the largest redundancies were 2006 ($9.2 million), 2005 ($3.1 million), 2007 ($2.9 million) and 2004 ($1.7 million).  Management believes the historical experience of the Company is a reasonable basis for estimating future losses. However, future events beyond the control of management, such as changes in law, judicial interpretations of law, and inflation may favorably or unfavorably impact the ultimate settlement of the Company’s loss and loss adjustment expenses.

6.             COMMITMENTS AND CONTINGENCIES

On March 19, 2007, the Company received a Notice of Intent to Issue Order to Return Excessive Profits (the “2007 Notice”) from the Florida Office of Insurance Regulation (the “Florida OIR”).  The 2007 Notice indicated on a preliminary basis that Florida OIR proposed to make a finding, following its review of data submitted by the Company on July 1, 2006 for accident years 2002, 2003 and 2004, that “Florida excessive profits” (as defined in Florida Statute Section 627.215) in the amount of $5.7 million had been realized by the Company.  Florida excessive profits under the statute are required to be returned to policyholders under methods defined in the statute.  Upon receipt of the 2007 Notice, and upon further review by the Company of the data previously submitted, the Company amended their filings with the Florida OIR responding to the 2007 Notice and amending the deductible expense items that are utilized in the calculation of Florida excessive profits.  These filings amended and increased the expenses the Company believed to be permitted by the statute in calculating Florida excessive profits.  The amended filings reported no Florida excessive profits for the reporting periods.

On May 19, 2008, the Company received from the Florida OIR a Notice of Intent to Issue Order to Return Excess Profit, which related to data submitted to the Florida OIR by the Company on June 22, 2007 for accident years 2003, 2004 and 2005 (the “2008 Notice”).  The 2008 Notice indicated on a preliminary basis, that the Florida OIR proposed to make a finding that the Company had realized Florida excessive profits in the amount of approximately $11.7 million for accident years 2003, 2004 and 2005.  On May 22, 2008, the Company amended the previously filed returns for the 2003, 2004 and 2005 reporting periods to include additional items that were believed to be deductible in calculating Florida excessive profits.  Both the original filing and the amended filing reflected that there were no Florida excessive profits for the applicable reporting periods.

On June 30, 2008, we made our annual filing related to Florida excessive profits with the Florida OIR for accident years 2004, 2005 and 2006.  The basis of preparation of our filing was consistent with that of previous years’ filings and our interpretation of applicable law.

On August 28, 2008, the Company finalized the terms of a Consent Order with the Florida OIR (the “Consent Order”).  The Consent Order memorialized the proposed resolution of all outstanding issues relating to Florida excessive profits on the terms approved by our Board.  Under the terms of the Consent Order, the Florida OIR found, and we agreed, that:

1.
with respect to data submitted by us on June 26, 2006, for accident years 2002, 2003 and 2004, for which we received the 2007 Notice on March 19, 2007 preliminarily finding that we had realized excessive profits in the amount of $5.7 million, it was agreed that we had not realized any Florida excessive profits (this finding resulted from additional allowable expense deductions which were approved by the Florida OIR after the 2007 Notice had been issued on March 19, 2007);

2.
with respect to data submitted by us on June 22, 2007, for accident years 2003, 2004 and 2005, for which we received the 2008 Notice from the Florida OIR on May 19, 2008 preliminarily finding that we had realized excessive profits in the amount of $11.7 million, it was agreed that we had realized Florida excessive profits in the amount of approximately $2.8 million (this finding resulted from certain additional deductions for expenses and losses which were approved by Florida OIR after the 2008 Notice had been issued); and

3.	with respect to data submitted by us on June 30, 2008, for accident years 2004, 2005 and 2006, it was agreed that we had realized Florida excessive profits of approximately $5.7 million.

Under the terms of the mutually agreed Consent Order, the Company waived all rights to challenge or to contest the aforementioned finding of excessive profits.  The Consent Order further provided that nothing contained in the Consent Order would be deemed to constitute an admission or acknowledgment by the company, or a finding by the Florida OIR, that we have violated the requirements of Florida Section 627.215 or Chapter 624 of the Florida Statutes.  Under the terms of the Consent Order, we are to provide refunds to affected policyholders within the time frame provided by law.

On October 28, 2008, the Company certified to the Florida OIR that they had refunded the Florida excessive profits as required under the Consent Order.  Additionally, the Company certified that for any returned policyholder refund checks they had and would continue to work to locate the policyholders.

Litigation—AmCOMP along with AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation were collectively defendants in an action commenced in Florida by the Insurance Commissioner of Pennsylvania acting in the capacity as liquidator of Reliance Insurance Company.  The complaint in this action alleged that preferential payments were made by Reliance Insurance Company under the formerly existing reinsurance agreement with AmCOMP Preferred and AmCOMP Assurance and sought damages in the amount of approximately $2.3 million.  Based upon the advice of counsel, the Company asserted a variety of factual and legal defenses in its written response to the lawsuit.  However, as a result of settlement discussions and negotiations between the Company and the Plaintiff Liquidator, it was agreed that the lawsuit would be amicably settled and resolved.  Under the terms of the settlement the Company paid to the Plaintiff Liquidator the sum of $0.9 million without admitting any liability and without admitting that the payments made by Reliance to the Company were, in fact, preferential.  Also, as part of the settlement, the Plaintiff Liquidator agreed to accept the Company’s previously filed proof of claim in the Reliance liquidation proceedings as a valid Class E claim in the amount of $8.4 million as a “general creditor” claim.  The Plaintiff Liquidator made no representation regarding the amount of this claim which may ultimately be received by the Company in payment of this Class E claim.  Additionally, as part of the settlement, the parties released and discharged each other from any and all additional claims and causes of action.

Further, as a result of the settlement, the Plaintiff Liquidator has dismissed the Florida lawsuit against the Company and AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation with prejudice.

The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts.  Those actions are considered by the Company in estimating the losses and LAE reserves.

7.             NOTES PAYABLE

 On October 12, 2000, the Company entered into a credit facility (the “Loan”) with a financial institution under which the Company borrowed $11.3 million.  The Loan called for monthly interest payments at the 30-day London Interbank Offered Rate (“LIBOR”) plus a margin.  The expiration date on the loan is April 10, 2010.  During 2003, the remaining balance of the Loan was refinanced and the Company borrowed an additional $5.5 million.  On May 23, 2008, the loan agreement was amended and restated, changing the annual interest rate to 160 basis points in excess of one month LIBOR.  The Loan is collateralized by $37.5 million of surplus notes issued by AmCOMP Preferred and AmCOMP Assurance and the stock of AmCOMP Preferred.  At September 30, 2008 and December 31, 2007, the principal balance was $3.1 million and $4.5 million, respectively.  The interest rate was 4.79% and 6.83% at September 30, 2008 and December 31, 2007, respectively.  Interest paid during the nine months ended September 30, 2008 and 2007 totaled $0.2 million and $0.4 million, respectively.  The Loan contains various restrictive covenants and certain financial covenants.  At September 30, 2008, the Company was in compliance with all restrictive and financial covenants.

 On April 30, 2004, AmCOMP Preferred issued a $10.0 million surplus note in return for $10.0 million in cash to Dekania CDO II, Ltd., as part of a pooled transaction.  The note matures in 30 years and is callable by the Company after five years.  The terms of the note provide for quarterly interest payments at a rate 425 basis points in excess of the 90-day LIBOR.  Both the payment of interest and repayment of the principal under this note and the surplus notes described in the succeeding two paragraphs are subject to the prior approval of the Florida Department of Financial Services. Interest paid during the nine months ending September 30, 2008 and 2007 totaled $0.6 million and $0.7 million, respectively. Interest accrued as of September 30, 2008 and December 31, 2007 was $0.1 million.

 On May 26, 2004, AmCOMP Preferred issued a $12.0 million surplus note, in return for $12.0 million in cash, to ICONS, Inc., as part of a pooled transaction.  The note matures in 30 years and is callable by the Company after five years.  The terms of the note provide for quarterly interest payments at a rate 425 basis points in excess of the 90-day LIBOR. Interest paid during the nine months ending September 30, 2008 and 2007 totaled $0.7 million and $0.9 million, respectively. Interest accrued as of September 30, 2008 and December 31, 2007 was $0.1 million.

 On September 14, 2004, AmCOMP Preferred issued a $10.0 million surplus note, in return for $10.0 million in cash, to Alesco Preferred Funding V, LTD, as part of a pooled transaction.  The note matures in approximately 30 years and is callable by the Company after approximately five years.  The terms of the note provide for quarterly interest payments at a rate 405 basis points in excess of the 90-day LIBOR. Interest paid during the nine months ending September 30, 2008 and 2007 totaled $0.6 million and $0.7 million, respectively.  Interest accrued as of September 30, 2008 and December 31, 2007 was less than $0.1 million.

 On May 23, 2008, the Company obtained a $30.0 million secured non-revolving line of credit (the “line of credit”) from Regions Bank.  The line of credit calls for monthly interest payments at 160 basis points in excess of  one month LIBOR on principal advanced from time to time.  The Company has until May 23, 2010 to procure any advances under this agreement.  Thereafter, repayments of any principal then outstanding will be made quarterly with any unpaid principal maturing on May 23, 2017. The line of credit is collateralized by $37.5 million of surplus notes issued by AmCOMP Preferred and AmCOMP Assurance and the stock of AmCOMP Preferred.  As of September 30, 2008, the Company had not made any borrowings under this line of credit.  The Loan contains various restrictive covenants and certain financial covenants.  At September 30, 2008, the Company was in compliance with all restrictive and financial covenants.

8.             FEDERAL AND STATE INCOME TAXES

Effective January 1, 2007, the Company adopted FIN 48. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods.  The Interpretation establishes a “more likely than not” recognition threshold for tax benefits to be recognized in the financial statements.  The “more likely than not” determination is to be based solely on the technical merits of the position.  As of the adoption date and as of September 30, 2008, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required.  We recognize income tax related interest in interest expense and penalties in income tax expense. Income tax related interest recognized in the three and nine months ended September 30, 2008 and 2007 was less than $0.1 million and $0.1 million, respectively.  Tax related interest accrued as of September 30, 2008 and December 31, 2007 was $0.6 million.  Tax years 2005 through 2007 are subject to examination by the federal and state taxing authorities.  There are no income tax examinations currently in process.

 Significant components of income tax for the three and nine months ended September 30, 2008 and 2007 are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Current (benefit) expense
Federal	$(2,448)	$2,825	$(556)	$8,838
State	(8)	47	146	720
Total current tax (benefit) expense	(2,456)	2,872	(410)	9,558
Deferred tax (benefit) expense
Federal	(602)	1,004	556	(407)
State	(350)	76	(274)	(75)
Total deferred tax (benefit) expense	(952)	1,080	282	(482)
Income tax (benefit) expense	$(3,408)	$3,952	$(128)	9,076

The effective federal income tax rates on income before income taxes differ from the maximum statutory rates as follows for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three Months Ended				Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2008		2007		2008		2007
Income tax at statutory rate	$(2,782)	35.0%	$3,790	35.0%	$658	35.0%	$8,925	35.0%
Permanent differences:
State income taxes	(294)	3.7	(16)	(0.1)	(126)	(6.7)	323	1.3
Tax-exempt interest	(320)	4.0	(338)	(3.1)	(871)	(46.4)	(967)	(3.8)
Non-deductible meals and entertainment	83	(1.0)	180	1.7	245	13.1	324	1.3
Provision to return adjustment	(267)	3.4	274	2.5	(274)	(14.6)	279	1.1
Non-deductible option expense	37	(0.5)	35	0.3	123	6.5	110	0.4
Other expense—net	135	(1.7)	27	0.2	117	6.3	82	0.3
Effective income tax expense	$(3,408)	42.9%	$3,952	36.5%	$(128)	(6.8)%	$9,076	35.6%

The Company records deferred federal income taxes on certain temporary differences between the amounts reported in the accompanying consolidated financial statements and the amounts reported for federal and state income tax reporting purposes.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities as of September 30, 2008 and December 31, 2007 are presented below (in thousands):

	September 30,	December 31,
	2008	2007
Deferred tax assets:
Loss and LAE reserve adjustments	$13,414	$13,094
Unearned and advance premiums	7,002	7,325
Allowance for bad debts	936	998
Policyholder dividends	2,891	3,746
Deferred compensation	808	974
Disallowed capital losses	557	491
FAS 115 unrealized losses	1,839	–
Other	1,688	1,335
Total deferred tax assets	29,135	27,963
Deferred tax liabilities:
Deferred policy acquisition expenses	(6,864)	(6,968)
FAS 115 unrealized gains	–	(799)
Other	(26)	(307)
Total deferred tax liabilities	(6,890)	(8,074)
Net deferred tax assets	$22,245	$19,889

9.           (LOSS) EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share computations (amounts in thousands, except per share amounts):

	Three Months Ended			Nine Months Ended
	September 30,		September 30,	September 30,	September 30,
	2008		2007	2008	2007
Numerator:
Net (loss) income attributable to common stockholders		$(4,541)	$6,876	$2,007	$16,423
Denominator:
Weighted-average shares outstanding
(denominator for basic earnings per share)		15,295	15,716	15,293	15,748
Plus effect of dilutive securities:
Employee stock options		65	3	98	9
Weighted-average shares and assumed conversions
(denominator for diluted earnings per share)		15,360	15,719	15,391	15,757
Basic (loss) earnings per share	$	(0.30)	$0.44	$0.13	$1.04
Diluted (loss) earnings per share	$	(0.30)	$0.44	$0.13	$1.04

For the three months ended September 30, 2008 and 2007, outstanding employee stock options of 78,184, and 912,929, respectively, and for the nine months ended September 30, 2008 and 2007, outstanding employee stock options of 79,184 and 869,269, respectively, have been excluded from the computation of diluted earnings per share because they are anti-dilutive.

10.	FAIR VALUE MEASUREMENTS

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in SFAS No. 157. The framework is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the SFAS No. 157 hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. The three levels of the hierarchy are as follows:

•	Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•
Level 2 - Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•
Level 3 - Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use.

Valuation of Investments—For investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. When quoted market prices are unavailable, the Company estimates fair value based on objectively verifiable information, if available. The fair value estimates determined by using objectively verifiable information are included in the amount disclosed in Level 2 of the hierarchy. If quoted market prices and an estimate determined by using objectively verifiable information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or Level 3. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction. The following section describes the valuation methods used by the Company for each type of financial instrument it holds that is carried at fair value.

Fixed Maturities—The Company utilizes market quotations for fixed maturity securities that have quoted prices in active markets. Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, estimates of fair value measurements for these securities are estimated using relevant inputs, including available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additionally, an Option Adjusted Spread model is used to develop prepayment and interest rate scenarios.

Each asset class is evaluated based on relevant market information, relevant credit information, perceived market movements and sector news. The market inputs utilized in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. The extent of the use of each market input depends on the asset class and the market conditions. Depending on the security, the priority of the use of inputs may change or some market inputs may not be relevant. For some securities additional inputs may be necessary.

This method of valuation will only produce an estimate of fair value if there is objectively verifiable information to produce a valuation. If objectively verifiable information is not available, the Company would be required to produce an estimate of fair value using some of the same methodologies, but would have to make assumptions for market based inputs that are unavailable due to market conditions.

Because the fair value estimates of most fixed maturity investments are determined by evaluations that are based on observable market information rather than market quotes, all estimates of fair value for fixed maturities, other than U.S. Treasury securities, priced based on estimates using objectively verifiable information are included in the amount disclosed in Level 2 of the hierarchy. The estimated fair value of U.S. Treasury securities are included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices.

Fair Value Hierarchy—The following table presents the level within the fair value hierarchy at which the Company’s financial assets and financial liabilities are measured on a recurring basis.

	September 30, 2008
	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(in thousands)
Invested assets:
Fixed maturity securities available-for-sale	$24,393	$302,846	$–	$327,239
Total	$24,393	$302,846	$–	$327,239

As noted in the above table, we did not have any assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period.

Assets and Liabilities Recorded at Fair Value on a Non-recurring Basis—As allowed under FSP 157-2, as of January 1, 2008, we have elected not to fully adopt SFAS No. 157 and are deferring adoption for certain nonfinancial assets and liabilities until January 1, 2009.  On our balance sheet, this deferral would apply to goodwill.  As of September 30, 2008, $1.3 million of goodwill was recorded on the balance sheet.

 11.          REGULATORY EVENTS

 On March 19, 2007, the Company received a Notice of Intent to Issue Order to Return Excessive Profit (the “2007 Notice”) from the Florida Office of Insurance Regulation (the “Florida OIR”).  The 2007 Notice indicated on a preliminary basis that Florida OIR proposed to make a finding, following its review of data submitted by the Company on July 1, 2006 for accident years 2002, 2003 and 2004, that “Florida excessive profits” (as defined in Florida Statute Section 627.215) in the amount of $5.7 million have been realized by the Company.  Florida excessive profits under the statute are required to be returned to policyholders under methods defined in the statute. Upon receipt of the 2007 Notice, and upon further review by the Company of the data previously submitted, the Company amended its filings with the Florida OIR responding to the 2007 Notice and amending the deductible expense items that are utilized in the calculation of Florida excessive profits. These filings amend and increase the expenses the Company believes are permitted by the statute in calculating Florida excessive profits.  The Company, through outside regulatory counsel, submitted its amended filings to Florida OIR for the years 2002, 2003 and 2004. The amended filings report no Florida excessive profits for the reporting periods.

 On May 19, 2008, the Company received from the Florida OIR a Notice of Intent to Issue Order to Return Excess Profit, which related to data submitted to the Florida OIR by the Company on June 22, 2007 for accident years 2003, 2004 and 2005 (the “2008 Notice”).  The 2008 Notice indicated on a preliminary basis, that the Florida OIR proposed to make a finding that the Company had realized Florida excessive profits in the amount of approximately $11.7 million for accident years 2003, 2004 and 2005.  On May 22, 2008, the Company amended the previously filed returns for the 2003, 2004 and 2005 reporting periods to include additional items that were believed to be deductible in calculating Florida excessive profits.  Both the original filing and the amended filing reflected that there were no Florida excessive profits for the applicable reporting periods.

 On June 29, 2008, the Company made its annual filing related to Florida excessive profits with the Florida OIR for the accident years 2004, 2005 and 2006.  The basis of preparation of the Company’s filing was consistent with that of previous years’ filings and the Company’s interpretation of applicable law.

 On August 29, 2008, the Company finalized the terms of a Consent Order with the Florida OIR (the “Consent Order”).  The Consent Order memorialized the proposed resolution of all outstanding issues relating to Florida excessive profits on the terms approved by our Board.  Under the terms of the Consent Order, the Florida OIR found, and the Company agreed, that:

1.
 with respect to data submitted by us on June 26, 2006, for accident years 2002, 2003 and 2004, for which we received the 2007 Notice on March 19, 2007 preliminarily finding that we had realized excessive profits in the amount of $5.7 million, it was agreed that we had not realized any Florida excessive profits (this finding resulted from additional allowable expense deductions which were approved by the Florida OIR after the 2007 Notice had been issued on March 19, 2007);

2.
with respect to data submitted by us on June 22, 2007, for accident years 2003, 2004 and 2005, for which we received the 2008 Notice from the Florida OIR on May 19, 2008 preliminarily finding that we had realized excessive profits in the amount of $11.7 million, it was agreed that we had realized Florida excessive profits in the amount of approximately $2.8 million (this finding resulted from certain additional deductions for expenses and losses which were approved by Florida OIR after the 2008 Notice had been issued); and

3.	with respect to data submitted by us on June 30, 2008, for accident years 2004, 2005 and 2006, it was agreed that we had realized Florida excessive profits of approximately $5.7 million.

 Under the terms of the Consent Order, the Company waived all rights to challenge or to contest the aforementioned finding of excessive profits. The Consent Order further provided that nothing contained in the Consent Order would be deemed to constitute an admission or acknowledgment by the Company, or a finding by the Florida OIR, that the Company has violated the requirements of Florida Statute Section 627.215 or Chapter 624 of the Florida Statutes.  Under the terms of the Consent Order, the Company is to provide refunds to affected policyholders within the time frame provided by law. As of September 30, 2008 and December 31, 2007, $8.5 million and $0.5 million, respectively, were accrued for Florida excessive profits.

 On October 28, 2008, the Company certified to the Florida OIR that it had refunded the Florida excessive profits as required under the Consent Order.  Additionally, the Company certified that for any returned policyholder refund checks it had and would continue to work to locate the policyholders.

12.           MERGER AGREEMENT

 On October 31, 2008, pursuant to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008, as further amended on August 29, 2008 (the "Merger Agreement"), by and among Employers Holdings, Inc., a Nevada corporation ("Employers"), Sapphire Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Employers ("Merger Sub"), and AmCOMP, Employers completed its acquisition of AmCOMP.  Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into AmCOMP (the "Merger"), with AmCOMP continuing as the surviving corporation and becoming a wholly owned subsidiary of Employers.

 Pursuant to the Merger Agreement, each share of common stock of AmCOMP, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (other than any shares (i) owned by Employers, Merger Sub or any direct or indirect wholly owned subsidiary of Employers, (ii) owned by AmCOMP as treasury stock or (iii) with respect to which appraisal rights are perfected in accordance with Section 262 of the Delaware General Corporation Law) was converted into the right to receive $12.15 in cash, without interest.  The total transaction value was approximately $223.5 million, including the value of stock options cashed-out as a result of the Merger and assumed debt.

 In connection with its consideration and approval of the merger, the Board of Directors of the Company received a written opinion, dated January 10, 2008, from Raymond James & Associates, Inc. (“Raymond James”), as to the fairness to its stockholders, from a financial point of view and as of the date of the opinion, of the $12.50 per share originally proposed merger consideration.  Raymond James received a $350,000 fee, included in underwriting and acquisition expenses, for services rendered in connection with delivery of the fairness opinion provided to the Company, plus reimbursement of out-of-pocket expenses. This fee was payable even if Raymond James concluded the merger consideration was not fair to the Company. The Company also paid Raymond James approximately $2.2 million as an advisory fee for services in connection with the merger, contingent upon the closing of the merger. The Company also agreed to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

In connection with the Merger Agreement, the Company and Employers entered into Integration Bonus and Enhanced Severance Agreements, effective as of January 10, 2008 (together, the “Severance Agreements”), with Employers and each of Debra Cerre-Ruedisili, the Executive Vice President and Chief Operating Officer of the Company, and Kumar Gursahaney, the Senior Vice President and Chief Financial Officer of the Company (the “Executives”).  Under the Severance Agreements, each of the Executive’s employment with the Company terminates on the date that is 60 calendar days following the closing of the merger (the “Separation Date”).  The Executives each agreed to use best efforts to ensure a smooth transition and integration in the merger and to perform certain other duties prior to and following the closing of the merger.  In consideration of the above, and subject to the consummation of the merger, provided that the Executive either remained employed by the Company through the Separation Date or was terminated by Employers or the Company other than for cause on or prior to the Separation Date, the Executive is entitled to receive a bonus in an amount equal to $200,000 in the case of Ms. Cerre-Ruedisili and $110,000 in the case of Mr. Gursahaney, as soon as practicable, but in no event later than, 75 days following the effective time of the merger.

In addition, provided that such Executive remained employed by the Company on a date that was  60 days after the effective time of the merger, or was terminated by the Company or Employers other than due to death, disability or for cause at any time following the closing of the merger, then in lieu of payments set forth in Section 7(c) of such Executive’s employment agreement, Employers will pay or will cause the Company to pay to such Executive 18 months of severance pay, each monthly payment in an amount equal to the sum of (i) one-sixth of annual salary in the case of Ms. Cerre-Ruedisili, and one-eighth of annual salary in the case of Mr. Gursahaney, each as in effect immediately prior to such termination and (ii) one-twelfth of the amount of incentive compensation and bonuses approved and accrued for such Executive in respect of the most recent fiscal year preceding such termination. The Executives will also be entitled to continued eligibility to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees for 18 months following the date that is 60 days after the effective time of the merger.

 Each Executive has also acknowledged and agreed that such Executive will continue to be subject to the terms and conditions of the restrictive covenants set forth such Executive’s employment agreement with the Company for the 18-month period set forth therein (the “Restricted Period”).  The Executives have each further agreed to be available to the Company and Employers and to assist the Company and Employers during the Restricted Period in performing such duties as the Company or Employers may request from time to time.

 On March 4, 2008, a purported class-action complaint was filed in the Circuit Court of the 15th Judicial Circuit, in and for Palm Beach County, Florida, on behalf of Broadbased Equities, an alleged stockholder of the Company, and all others similarly situated. The complaint, which names as defendants the Company, the Company’s directors Fred R. Lowe, Debra Cerre-Ruedisili, Sam A. Stephens, Paul B. Queally, Donald C. Stewart and Spencer L. Cullen, Jr., and Employers, asserts claims related to the proposed transaction with Employers for breaches of fiduciary duty and, in the case of Employers, aiding and abetting such breaches, in connection with the directors’ determination to sell the Company.  The complaint seeks a declaratory judgment that the defendants have breached their fiduciary duties to plaintiff and the purported class members and/or, in the case of Employers aided and abetted such breaches, compensatory and/or rescissory damages, as well as pre and post-trial interest, as allowed by law, and the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees and other costs. The Company believes that these claims are without merit and is vigorously defending this action, and therefore, no provision for this litigation has been made in the current financial statements.  In contemplation of a potential settlement of the action, certain additional disclosures were made to our stockholders in our proxy materials.

 On May 8, 2008, the parties entered into a memorandum of understanding providing for a settlement of the litigation in accordance with the terms described above.  Under the memorandum of understanding, the parties will, subject to certain conditions, enter into and seek court approval for a stipulation of settlement.  There can be no assurance that any stipulation will be approved by the court.  Subsequent to quarter end, the parties negotiated and entered into an Amended Memorandum of Understanding under which the defendants agreed to pay up to $675,000 in attorneys’ fees and expenses to counsel for Plaintiff.  The parties have agreed to enter into and seek court approval of a stipulation of settlement consistent with the Amended Memorandum of Understanding and under which Employers would be responsible for the payment of the $675,000.

13.           SUBSEQUENT EVENT

 In August 1998, in an effort to expand its customer base, AmCOMP began selling insurance policies for a third party insurance company. This arrangement included insurance policies with effective dates of August 1, 1998 through November 1, 2000.  Pinnacle Administrative performed marketing, underwriting, loss prevention and other administrative functions, and Pinnacle Benefits provided claim adjusting services, including the payment of claims, related to these policies. Included in other assets at September 30, 2008 is approximately $2.1 million in loss and LAE payments on the administered business that is currently due from the third-party insurer.

 On October 29, 2008, the Company, along with its affiliates, entered into a Settlement Agreement with regard to the settlement of the outstanding receivable and the related business currently in run-off.  Prior to the settlement, AmCOMP provided Quota Share Reinsurance on the business up to an amount of $500,000 per claim for the period from 08/01/98 through 09/01/99 and subsequently reduced to $250,000 per claim as of 09/01/99 through the end of the program (11/02/00).  Under the terms of the Settlement Agreement, the Company and its affiliates are to receive a lump sum payment of the sum of $2.8 million.  Further, under the terms of the Settlement Agreement, the Company agrees to amend and endorse the Quota Share Agreement in order to cause the Company to assume additional liability for those individual claims for the period from 08/01/98 through 09/01/99 which exceed $500,000 and, further, to assume liability for those individual claims for the period from 09/01/99 through 11/02/00 which exceed $250,000.  The Company, and its affiliates, remain responsible for claims handling functions and payment of all claims under the terms of the Settlement Agreement.  Further, as part of the Settlement Agreement, the Company and its affiliates agree to indemnify and hold the third party insurance company harmless from any further liability for any further claims or claims development arising under the fronting program.